SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

    Date of Report December 28, 1998          Commission File No. 333-30795
   (Date of earliest event reported)

                                 RADIO ONE, INC.
             (Exact name of registrant as specified in its charter)


                DELAWARE                              52-1166660
     (State or other jurisdiction of      (I.R.S. Employer Identification No.)
     incorporation or organization)


                          5900 PRINCESS GARDEN PARKWAY,
                                    8TH FLOOR
                             LANHAM, MARYLAND 20706
                    (Address of principal executive offices)


                                 (301) 306-1111
               Registrant's telephone number, including area code


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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     On December 28, 1998, Radio One, Inc. (the "Company"), completed its acquisition of Allur-Detroit, Inc. ("Allur-Detroit"), a Delaware corporation, pursuant to a Stock Purchase Agreement among the shareholders of Allur-Detroit and the Company dated October 26, 1998. As a result of the transaction, the Company purchased 100% of the capital stock of Allur-Detroit for approximately $26.5 million in cash, subject to certain adjustments. The acquisition was financed through a combination of cash of approximately $2.5 million and debt of approximately $24.0 million borrowed under a $57.5 million credit facility provided by Credit Suisse First Boston as the Agent and NationsBank, N.A., as the Documentation Agent (the "Credit Agreement").

     Allur-Detroit, which owns one radio station in the Detroit, Michigan, market, will operate as a wholly-owned subsidiary of the Company which has its headquarters in Lanham, Maryland.

ITEM 5. OTHER EVENTS.

     Pursuant to the requirements of the Credit Agreement, the Company formed a new entity, Allur Licenses, Inc. ("Allur Licenses"), a Delaware corporation, as a wholly-owned subsidiary of Allur-Detroit. Contemporaneous with the acquisition of the stock of Allur-Detroit, the licenses of the radio stations owned by Allur-Detroit were assigned to Allur Licenses, Inc..

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)  Financial Statements of Business Acquired.

     Financial statements for Allur-Detroit are not available at this time, and will be filed in an amendment to this 8-K within 60 days of the date hereof.

     (b)  Pro Forma Financial Information.

     The pro forma financial information is not available at this time, and will be filed in an amendment to this 8-K within 60 days of the date hereof.

     (c)  Exhibits.

     4.1 Second Supplemental Indenture dated as of December 23, 1998, to Indenture dated as of May 15, 1997, by and among Radio One, Inc., as Issuer and United States Trust Company of New York, as Trustee, by and among Radio One, Inc., Allur-Detroit, Allur Licenses, Inc., and United States Trust Company of New York, as Trustee.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            RADIO ONE, INC.




                            /s/ Scott R. Royster
                            ----------------------------------------------------
January 11, 1998            Scott R.  Royster
                            Executive Vice President and Chief Financial Officer
                            (Principal Accounting Officer)